Exhibit 99.1

[RGF Letterhead]

•	R&G FINANCIAL CORPORATION TO SELL $150 MILLION OF PREFERRED STOCK IN PRIVATE PLACEMENT THROUGH SUBSIDIARY, BOLSTERING ITS REGULATORY CAPITAL

•	INVESTMENT IS A COST–EFFECTIVE METHOD FOR RAISING TIER 1 CAPITAL AND WAS STRUCTURED TO LESSEN EARNINGS PER SHARE DILUTION WHEN COMPARED TO DISCOUNTED COMMON STOCK ALTERNATIVES

•	COMPANY DETERMINES TO SUSPEND FUTURE COMMON STOCK DIVIDEND PAYMENTS UNTIL IT IS CURRENT IN ITS FINANCIAL REPORTING OBLIGATIONS

•	COMPANY RECEIVES REGULATORY APPROVAL TO PAY APRIL DIVIDENDS ON ITS OUTSANDING SERIES OF PREFERRED STOCK AND TRUST PREFERRED STOCK.

San Juan, Puerto Rico – March 31, 2006—R&G Financial Corporation (NYSE: RGF), San Juan, Puerto Rico, a Puerto Rico–chartered bank holding company (“RGF”), announced that it is selling today, through its wholly-owned Florida subsidiary, R&G Acquisition Holdings Corporation (“RAC”), $150 million of non-cumulative perpetual, Series A preferred stock (the “Series A Preferred Stock”). The Series A Preferred Stock is being sold to a small group of investors in a private placement which will close on March 31, 2006, pays a 9.5% annual dividend rate which is payable in quarterly installments, and is non-callable for seven years, except in certain circumstances including a change of control of RGF, RAC or its wholly-owned subsidiary, R-G Crown Bank, FSB (“R-G Crown”), subject to regulatory approval. RAC’s Series A Preferred Stock has the same priority with respect to dividends and rights upon liquidation as RGF’s other outstanding series of preferred stock with respect to RGF. The Series A Preferred Stock has been structured to fully count as Tier 1 regulatory capital on consolidation.

Consistent with the terms of a Securities Purchase Agreement entered into with the investors, RAC is contributing $15 million to R-G Crown and will retain $15 million, which is $750,000 more than the dividend payments due on the Series A Preferred Stock for one year. RAC will transfer to RGF $120 million of the remaining proceeds, which RGF will use to make capital contributions to R-G Premier Bank of Puerto Rico (“R-G Premier”), its Puerto Rico commercial bank, and R-G Mortgage Corporation, its wholly-owned Puerto Rico mortgage corporation subsidiary, as needed, and for general corporate purposes. RGF has previously stated in its public filings that both it and its two banking subsidiaries, R-G Premier and R-G Crown, were well capitalized at December 31, 2005. The new capital will further strengthen the regulatory capital ratios of RGF and its subsidiary banks.

In connection with the transaction, RGF is granting the investors immediately exercisable warrants to purchase between an aggregate of 8 and 10 million shares of RGF common stock at an exercise price which will range from $12 - $14 per share. Initially, warrants for 10 million shares have been issued at a $12.00 per share exercise price. For every quarter that RAC pays its dividend on the Series A Preferred Stock, the number of warrants decreases by 250,000 (down to a minimum of 8 million shares) and the per share exercise price increases by $0.25 (up to a maximum of $14.00 per share). Conversely, if RAC fails to pay a quarterly dividend, the number of RGF warrants correspondingly increases and the exercise price correspondingly decreases, but never to more than 10 million shares or less than a $12.00 per share exercise price. The ability of RGF and its subsidiaries to pay dividends is subject to the prior approval of its regulators.

RAC is also granting the investors Additional Purchase Rights Investments (“APRIs”) that provide the investors with the right to monetize a 20% interest in the value of RAC and R-G Crown. Pursuant to an Additional Purchase Rights Investment Agreement, the APRIs have an initial aggregate value of $80 million. Beginning five years from the date of closing of the private placement (or earlier in the event of a change of control) and not later than ten years from the closing of the private placement, the investors can require an appraisal of RAC/R-G Crown, which shall be based on the average of the public market value and the control sale value of the entity. Upon exercise of the APRIs, at RGF’s election, it may issue shares of RGF common stock or cash to the investors equal to the greater of (i) 20% of the appraised value so determined and (ii) $80 million, in each case minus the strike price. An aggregate of 8 million APRIs have been issued to the investors at an exercise price of $10.00 per APRI. For every quarter that RAC shall fail to pay a dividend on the Series A Preferred Stock, the exercise price of the APRIs will decline by $0.4894375.

Under the various agreements, the investors must pay for the exercise of the RGF warrants or the APRI through a corresponding reduction in the outstanding Series A Preferred Stock, subject to regulatory approval, thereby minimizing the dilutive impact of the exercise.

RGF and RAC have agreed not to take certain actions that would impair or jeopardize the investment made by the investors. Thus, for so long as the Series A Preferred Stock is outstanding, RAC will not (i) pledge the common stock of R-G Crown or (ii) issue debt or equity senior to the Series A Preferred Stock without the permission of the holders of a majority in interest of the Series A Preferred Stock, except that outstanding indebtedness such as RAC’s trust preferred securities may be refinanced on more favorable terms. Further, RGF and RAC will not permit (A) RG Premier or R-G Crown to make distributions of dividends when the effect would cause them to not be “well capitalized” or at any time when the bank is not well capitalized under applicable regulations or (B) permit R-G Crown to engage in transactions with affiliates that would violate applicable regulations. If RGF or RAC violates either of the first two covenants, or if RAC incurs a loss of $100 million or more (or the investors incur a loss in value of RAC of $20 million or more) as the result of violations of the last two covenants (except, that with respect to the covenant on transactions with affiliates, the monetary penalty only applies to transactions where RAC or its subsidiary improperly purchases assets from an affiliate), the exercise price of the RGF warrants declines to $1.00 per warrant, the exercise price of each APRI declines from $10.00 to $0.01, and RGF and RAC are required to use commercially reasonable best efforts to sell R-G Crown.

Financial Stocks, Inc. (“FSI”), which manages over $3 billion in assets and specializes in, among other things, investing in banks, thrifts, insurance companies, REITs, real estate operating companies and specialty finance companies, was the lead investor in the private placement. Steve Stein, FSI’s co-founder and its Chairman and Chief Executive Officer, has been elected a member of the Board of Directors of RAC and R-G Crown. Elliott Associates, L.P. (“Elliott”) was also a major investor in the transaction. Elliott, along with a sister fund, has more than $5.6 billion of capital under management and provides private capital to both private and public firms worldwide.

Keefe Bruyette & Woods, Inc. (“KBW”) served as placement agent and RGF’s financial advisor in connection with the private placement. KBW delivered an opinion to the RGF Board of Directors in connection with the transaction. Patton Boggs LLP served as RGF’s counsel in connection with the private placement. FSI was represented by Alston & Bird LLP and Elliott was represented by Dechert LLP in this transaction.

Víctor Galán, RGF’s Chairman and Chief Executive Officer, commenting on the transaction, stated: “I am extremely gratified at the significant demonstration of confidence in RGF and its future prospects which has been shown by these investors. The dollars raised in this offering will bolster our capital position and those of our bank subsidiaries. The capital is intended to serve as a bridge that will allow us to complete our financial restatement process and get current in our public financial reporting responsibilities, and will allow for reasonable balance sheet growth through 2007, at which time we would hope to be able to access the public capital markets at a more normalized valuation.”

Mr. Galán continued: “Our management team, along with outside consultants, are working diligently to complete the restatement of our consolidated financial statements for the years ended December 31, 2002 through 2004. While no assurance can be given because there are many factors beyond our control, we hope to be able to file our Form 10-K/A for 2004 as early as possible during the summer of 2006. Our expectation and intention would be to begin to file our 2005 reports thereafter as expeditiously as possible. At the same time, we are diligently working at strengthening our internal controls and implementing changes that have been recommended by outside consultants. We have also been making significant progress negotiating the “unwinding” of loan sale transactions we previously engaged in with other Puerto Rico financial institutions that have been recharacterized as secured borrowings. We are optimistic that we will be able to resolve a significant number of these transactions in the near future, which will facilitate our ability to sell a substantial portion of such loans to third party investors, thereby further strengthening our capital position. All such “unwinding” transactions will be undertaken following the approval of our regulators”.

The Company also has indicated that its previous common stock dividend of $0.09375 ($0.375 annualized) per share, which was paid on March 23, 2006, will be the last dividend paid on the common stock until the Company completes the restatement of its audited financial statements and gets current in its public reporting obligations for 2005 and 2006. With respect to the March dividend, Mr. Galán again refused to accept any dividend on his Class A shares of common stock, which thereby facilitated a higher dividend payment to the Class B public stockholders than would otherwise have been the case. In taking such action, the Board of Directors at its March 29 Board meeting determined that it was prudent and appropriate to suspend further dividend payments on the common stock to conserve the Company’s capital as it strives to complete its restatement and public reporting obligations. In taking this action, Mr. Galán concluded with the following statement. “I wish to assure all stockholders and persons who do business with the RGF network of companies that all of the actions that we are taking are dedicated to strengthening RGF. We are working diligently with our regulators to comply with our outstanding regulatory orders and to restore the public confidence and esteem that RGF has enjoyed throughout its history.”

Finally, the Company indicated that, pursuant to its outstanding regulatory orders with the federal government and the Commonwealth of Puerto Rico, it had requested and received permission to pay its dividend obligations for April on its four outstanding series of preferred stock and four of its trust preferred securities issues which have payments due in April.

RGF, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier, R-G Crown, its Florida-based federal savings bank, R&G Mortgage Corporation, Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2005, the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.